Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-172021
Dated: May 10, 2011

MACATAWA BANK CORPORATION Welcome

MACATAWA BANK CORPORATION Macatawa Bank Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and that registration statement and other documents the corporation has filed with the SEC for more complete information about the issuer and this offering. You may get those documents for free by visiting EDGAR on the SEC website at www.SEC.gov. The prospectus is also available by accessing the corporation's website at Macatawabank.com and clicking "Investor Relations," "Documents/SEC" and "Prospectus". Alternatively, the corporation will send you the prospectus if you request it by calling toll-free 1-877-820-BANK or request it by e-mail at connect@macatawabank.com. Sound recordings of this meeting may result in a violation of federal securities laws and are absolutely prohibited.

MACATAWA BANK CORPORATION Forward Looking Statements This presentation contains forward-looking statements that are based on management's beliefs, assumptions, expectations, estimates and projections about the financial services industry, the economy, Macatawa Bank Corporation and our stock offering. Management's determination of the provision and allowance for loan losses and other accounting estimates involve judgments that are inherently forward-looking. Our ability to raise additional capital (including the successful completion of the offering) and comply with our consent order is not entirely within our control and is not assured. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Risk factors include the risk factors described under the heading "Risk Factors" in our prospectus and in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2010. Macatawa Bank Corporation has no obligation to update or revise any forward-looking statements to reflect developments that occur or information obtained after the date of the meeting.

MACATAWA BANK CORPORATION Financial Results Four consecutive quarters of profit after six quarters of high losses Improvements in asset quality metrics since last year Purposefully decreased the size of the balance sheet Strengthened liquidity Improvement in capital ratios since last year - now higher than well capitalized minimums Still a high level of non-performing assets

MACATAWA BANK CORPORATION Net Income/(Loss) (in thousands) 1st Qtr 2009 ($4,142) 2nd Qtr 2009 ($30,407) 3rd Qtr 2009 ($19,883) 4th Qtr 2009 ($9,209) 1st Qtr 2010 ($21,140) 2nd Qtr 2010 $1,748 3rd Qtr 2010 $703 4th Qtr 2010 $835 1st Qtr 2011 1,291

MACATAWA BANK Corporation

Net Charge-Offs



$9,696
$22,105
$11,152
$15,026
$13,550
$6,296
$4,644
$5,167
$3,633
1st Qtr-09
2nd Qtr-09
3rd Qtr-09
4th Qtr-09
1st Qtr-10
2nd Qtr-10
3rd Qtr-10
4th Qtr-10
1st Qtr-11
(in thousands)

MACATAWA BANK CORPORATION Total Delinquencies (loans past due 30 days or more) (in millions) 1st Qtr-09 $127.6 2nd Qtr-09 $120.5 3rd Qtr-09 $119.6 4th Qtr-09 $118.5 1st Qtr-10 $124.7 2nd Qtr-10 $94.1 3rd Qtr-10 $81.1 4th Qtr-10 $55.7 1st Qtr-11 $41.2

MACATAWA BANK CORPORATION Non-Performing Loans/Assets (in millions) Non Performing Loans Non-Performing Assets 1st Qtr 2009 $113.6 $132.7 2nd Qtr 2009 $96.2 $120.0 3rd Qtr 2009 $88.2 $121.8 4th Qtr 2009 $103.9 $141.2 1st Qtr 2010 $102.5 $148.4 2nd Qtr 2010 $95.1 $143.8 3rd Qtr 2010 $84.4 $138.6 4th Qtr 2010 $75.4 $133.4 1st Qtr 2011 $56.1 $121.1

MACATAWA BANK CORPORATION Allowance for Loan Losses to Non-Performing Loans 12/31/2008 41.5% 12/31/2009 52.6% 12/31/2010 62.9% 3/31/2011 75.5%

MACATAWA BANK CORPORATION Total Loans/Assets (in millions) Loans Assets 12/31/2008 $1,774 $2,124 12/31/2009 $1,510 $1,830 12/31/2010 $1,217 $1,578

MACATAWA BANK CORPORATION Bank Liquidity ($ in millions) $ Cash and Cash Equivalents - % Non-Core Funding Dependency 12/31/2008 $68.3 40.6% 12/31/2009 $78.7 35.3% 12/31/2010 12.6% $236.1 3/31/2011 9.4% $262.6

MACATAWA BANK CORPORATION Risk-Based Capital Ratios 1st Qtr 2009 10.67% 2nd Qtr 2009 10.16% 3rd Qtr 2009 9.32% 4th Qtr 2009 9.07% 1st Qtr 2010 8.14% 2nd Qtr 2010 8.70% 3rd Qtr 2010 9.23% 4th Qtr 2010 9.68% 1st Qtr 2011 10.42% 11% - Consent Order 10% - Well Capitalized 8% Adequately Capitalized

MACATAWA BANK CORPORATION Required Bank Capital Injection (to meet Consent Order requirements) (in millions) 3/31/2010 $43.2 6/30/2010 $32.8 9/30/2010 $23.8 12/31/2010 $17.2 3/31/2011 $14.0

MACATAWA BANK CORPORATION Change of Focus Past year and a half - critical transition period Improved business and banking practices Added experienced personnel Added new directors with financial and accounting expertise Enhanced corporate governance Bolstered risk management functions

MACATAWA BANK CORPORATION Goals Short-term Improve capital ratios Significantly reduce non-performing asset levels Long-term Consistent profitability Exceptional community bank in West Michigan

MACATAWA BANK CORPORATION Offering Objectives Raise Bank level regulatory capital ratios to comply with our regulatory Consent Order Act on potential opportunities to improve long-term profitability Provide a foundation for future growth

MACATAWA BANK CORPORATION Common Stock Offering Summary Commencing today - 5/10/2011 Rights offering and public offering of up to 17,826,086 shares Rights offering - right to buy one share for each share owned at $2.30 Existing shareholders have an opportunity to purchase substantially all of the shares offered Rights offering ends on June 7, 2011 Public offering ends on June 20, 2011

MACATAWA BANK CORPORATION Questions?